COUNTERPATH SOLUTIONS R&D, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated for reference the 13th day of September 2007.

BETWEEN

CounterPath Solutions R&D Inc., a company incorporated under the laws of the Province of British Columbia and having an office at Suite 300, One Bentall Centre, 505 Burrard Street, Vancouver, British Columbia, Canada V7X1M3

(hereinafter referred to as the "Company")

AND

Greg Pelling having an address for notice at # 908 – 360 Bloor Street East, Toronto, Ontario, Canada M4W3M3

(hereinafter referred to as the "Employee")

WHEREAS:

A.	The main business of the Company is in the researching, developing and selling of VoIP/IP Telephony software products (the “Company's Business");

B.	The Employee has been hired by the Company to work in the Company's Business; and

C.	The Employee and the Company wish to enter into this Agreement to record the terms of employment between them;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of mutual covenants and agreements hereafter set out, the Company and the Employee agree to continue the relationship on the following terms and conditions:

1.

Term of Employment. Subject to the provisions for termination set forth below, the Employee's present employment with the Company, pursuant to this Agreement will continue until terminated in accordance with this Agreement.

2.

Salary & Benefits. The Company shall pay the Employee a salary of Cdn$200,000 per annum for the services of the Employee, payable at regular payroll periods established by the Company. The Employee's salary will be subject to deductions for Income Tax and Social Security remittances (collectively the "Government Deductions"). The Company shall also provide the Employee with (a) extended medical and dental insurance coverage as provided to other employees of the Company; (b) participation in a bonus & incentive plan which shall provide the Employee the ability to earn up to a 90% bonus on his salary (the plan shall be split in to two components, the Company’s objectives and the Employee’s objectives, these objectives shall be mutually agreed to between the Company and the Board of Directors (hereafter referred to as the “Board”)); and (c) additional incentives which may be provided to the Employee from time to time, including additional share options, special bonuses or other incentives approved and ratified by the Board.

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Employment Agreement

3.

Duties and Position. As Chief Executive Officer of the Company, the Employee’s duties shall include those commonly associated with the office of chief executive officer. The Employee will report to the Board and will comply with all lawful instructions given by the Board.

4.	Policies and Procedures. The Employee shall abide by all Company policies and procedures, which policies and procedures may be updated and changed at any time at the discretion of the Company.

5.	Privacy. The Company may monitor and/or review all email, voice mail, Internet browser usage and phone calls when deemed necessary by the Company without prior notice.

6.

Devote Full Time to Company. The Employee will use his best efforts to promote the interests of the Company. The Employee will devote full time (unless otherwise agreed to by the Company), attention and energies to the Company's Business, and during employment with the Company. The Employee is not prohibited from making personal investments in any other businesses provided those such businesses are not engaged in activities which are or may be competitive with the Company's Business and provided such investments do not require the Employee's active involvement. The Employee shall not commit or purport to commit the Company to:

	(a)	any financial obligation or liability in excess of $250,000, or

	(b)	sell or encumber any part of the assets of the Company, unless specifically first authorized by the Board.

7.

Confidentiality. The Employee will not, during or after the term of his employment, reveal any confidential information or trade secrets of the Company to any person, firm, corporation, or entity. If the Employee reveals or threatens to reveal any such information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee. The Employee shall promptly sign and deliver the Company's form of Confidentiality and Non-Competition Agreement as a condition of continuing employment.

8.

Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's Business, including expenses for entertainment, travel, and similar items. The Company shall reimburse the Employee for all business expenses after the Employee presents an itemized account of expenditures including original receipts, pursuant to Company policy. The Company will also pay to the Employee a bi-monthly allowance (the “Bi-Monthly Expense Allowance”) of two thousand Canadian dollars (CDN$2,000) (or such higher amount as may from time to time be agreed in writing by the Company) to offset personal expenses incurred by the Employee. The Bi-Monthly Expense Allowance will be payable at the same time and in the same manner as the Employee’s salary regardless of the amount of expenses actually incurred by the Employee.

9.

Vacation. The Employee shall be entitled to a yearly paid vacation of 4 weeks and increases as approved by the Board. The Employee shall have due regard to the policies of the Company relating to the scheduling of vacations at the reasonable directions of the Board.

10.

Disability. It is understood and agreed that while the Employee is entitled to receive payments under any disability insurance plan for senior executive of the Company (when established by the Company and which disability insurance plan provides payments commensurate with his salary set out in

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Employment Agreement

Section 2, including a draw against his bonus equaling 45% of his salary), then the Employee will not be entitled during such time, to receive the salary and/or bonus set out in Section 2. The Employee's full compensation will be reinstated upon the Employee's return to work on a full-time basis.

If the Employee is absent from work or is unable to fully and effectively perform his duties because of illness or incapacity or for any other reason for a continuous period of more than 270 days or for an aggregate period of more than 270 days in any period of 365 days, then the Company shall have the option to terminate the Employee's employment upon 30 days prior written notice.

11.	Termination of Employment by the Board.

11.1

Notwithstanding anything to the contrary contained in this Agreement, the Board may terminate the Employee's employment and this Agreement at any time upon 6 months’ written notice to the Employee. At the Company's discretion, the Employee will continue to perform his duties and will be paid his prevailing salary up to the date of termination. The Company will pay the Employee Severance as set out in Section 13, which Severance shall be inclusive of any severance that would be payable pursuant to the provisions of the Employment Standards Act of British Columbia.

	11.2	The Company may terminate the Employee's employment upon 14 days' notice to the Employee, with payment of Severance as set out in Section 13, should any of the following events occur:

		(a)	The Company's decision to terminate its business and liquidate its assets; or

		(b)	Bankruptcy or reorganization of the Company to protect its assets from creditors.

11.3

The Company may terminate the Employee's employment without notice and/or payment of any Severance as set out in Section 13, if the Employee commits an act of fraud and such act is fully adjudicated by a British Columbia Court decision.

12.	Termination of Employment by the Employee.

12.1

The Employee may, without cause, terminate his employment upon 6 months' written notice to the Company. Following such notice from the Employee, the Company may require the Employee to perform his duties to the date of termination and the Employee will be paid his prevailing salary to date of termination (in addition to any applicable bonus and/or incentive outlined in Section 2(b) with objectives being considered fully met). If the Company does not require the Employee to remain for the duration of his notice, the Company may pay to the Employee severance pay in accordance with the provisions of the Employment Standards Act of British Columbia, less applicable Government Deductions. If the Employee terminates his employment with the Company, the Company is not required to pay Severance as set out in Section 13.

12.2

However, if there is either a change of control (to the extent of at least 40.01% of the equity of CounterPath Solutions, Inc.), the Employee may, without cause, terminate his employment upon 6 months' written notice to the Company. Following such notice from the Employee, the Company may require the Employee to perform his duties to the date of termination and the Employee will be paid his prevailing salary to date of termination (in addition to any applicable bonus and/or incentive outlined in Section 2(b) with objectives being considered fully met). The Company will pay to the Employee Severance as set out in Section 13(b) hereof, inclusive of any severance payable pursuant to the provisions of the Employment Standards Act of British

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Employment Agreement

Columbia, less applicable Government Deductions.

13.	Severance. Post-termination severance shall be paid to the Employee based upon the following schedule:

	(a)	If the Employee is terminated pursuant to Sections 11.1 or 11.2;

i.

Prior to January 31, 2008, the Company will pay to the Employee (i) CDN$380,000; (ii) extended medical and dental insurance coverage as set out in Section 2(a) for a period of 12 months from termination; and (iii) all options, which have not vested in accordance with Section 1.4 of the Stock Option Agreement(s) between the parties, shall immediately vest and become exercisable; or

ii.

After January 31, 2008 and prior to January 31, 2009, the Company will pay to the Employee (i) CDN$570,000; (ii) extended medical and dental insurance coverage as set out in Section 2(a) for a period of 18 months from termination; and (iii) all options, which have not vested in accordance with Section 1.4 of the Stock Option Agreement(s) between the parties, shall immediately vest and become exercisable; or

(b)

If the Employee is terminated pursuant to Section 12.2, the Company will pay to the Employee (i) CDN$760,000; (ii) extended medical and dental insurance coverage as set out in Section 2(a) for a period of 24 months from termination; and (iii) all options, which have not vested in accordance with Section 1.4 of the Stock Option Agreement(s) between the parties, shall immediately vest and become exercisable.

	(c)	If the Employee is terminated pursuant to Sections 11.3 or 12.1, the Company is not required to pay Severance.

14.

Death Benefit. If the Employee dies during the term of employment, the Company shall pay to the Employee's estate the Employee's prevailing salary (in addition to any applicable bonus and/or incentive outlined in Section 2(b) with objectives being considered fully met), less applicable Government Deductions, up to and including the end of the month in which death occurred.

15.

Assistance in Litigation. Employee shall upon reasonable notice and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. The Employee may, at its option and at the Company's expense, retain a lawyer to attend with the Employee at any legal proceedings, which the Company requires the Employee to be present at.

16.	Effect on Prior Agreements. This Agreement supersedes any prior employment agreement between the Company or any predecessor of the Company and the Employee.

17.

Settlement by Arbitration. Any controversy or claim arising out of or relating to this Agreement, except Section 11.3, or the breach thereof, shall be settled by arbitration administered by the British Columbia Arbitration & Mediation Institute in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

18.

Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot he enforced, then

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to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

19.

Assumption of Agreement by Company's Successor and Assignees. The Company’s rights and obligations under this Agreement will endure to the benefit and be binding upon the Company’s successors and assignees.

20.

Oral Modifications Not Binding. Oral modifications to this Agreement shall have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

21.

Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or maybe given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty days notice to the other party in compliance with this section.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

COUNTERPATH SOLUTIONS R&D, INC.	|	GREG PELLING
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/s/ Mark Bruk	|	/s/ Greg Pelling
(Authorized Signature)	|	Signature of Employee
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	|	/s/ September 13, 2007
	|	Date Signed

CounterPath Solutions R&D, Inc.
Employment Agreement